Exhibit 10.2

Chris Sullivan
1307 Towson Street
Baltimore, MD 21230

Re: Changes to your Employment Agreement Dear Chris,
I am writing to confirm our understanding regarding certain changes to the terms of your employment with Cerecor Inc. (the “Company”) in connection with the departure of Joe Miller, our current CFO. This letter amends the existing employment letter agreement between you and the Company dated September 26, 2019 (the “Employment Agreement”), effective as of the effective date of Mr. Miller’s resignation (the “Amendment Effective Date”).
As of the Amendment Effective Date, you will serve as the Company’s Interim Chief Financial Officer, and you will report to me as the Company’s CEO. When the Company hires a new CFO, you will return to your position as Vice President of Finance and will report to the new CFO as described in Section 2 of your Employment Agreement. Your return to the position of Vice President of Finance when a new CFO is appointed will not constitute a material diminution in your duties, authorities or responsibilities amounting to “Good Reason” as described in Section 7(d) of your Employment Agreement.
Your Base Salary (as defined in Section 4 of the Employment Agreement) will increase to the rate of $250,000 per year as of the Amendment Effective Date.
Finally, if you remain employed by the Company through the six-month anniversary of the Amendment Effective Date, the Company will pay you a bonus in the gross amount of $125,000 (the “Retention Bonus”) in a lump in the Company’s first regularly-scheduled payday following such date. Except as provided in the next sentence, if you fail to remain employed by the Company through the six- month anniversary of the Amendment Effective Date, you will not earn or receive any portion of the Retention Bonus. If your employment with the Company is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in the Employment Agreement, as modified by this letter), then you will receive the Retention Bonus on the Company’s first regularly scheduled pay day following the date of such termination, subject to the requirements of Section 8 of the Employment Agreement. For the avoidance of doubt, if you are terminated by the Company without Cause or if you resign for Good Reason, before or after the Retention Bonus is paid, you will still be entitled to receive the separation benefits described in Section 7(c) of your Employment Agreement (subject to the requirements of Section 8 of the Employment Agreement) in addition to any compensation described in this letter agreement.
Except as expressly provided in this letter amendment, the terms of the Employment Agreement remain in effect without modification. Neither this letter, nor the Employment Agreement itself, may be modified except by a written document signed by both you and an authorized representative of the Company. Capitalized terms not otherwise defined in this letter have the meanings provided for such terms in the Employment Agreement.

Please sign below to confirm your understanding and acceptance of the amendments set forth in this letter. Thank you for your continued efforts on behalf of Cerecor, and I look forward to continuing to work with you in your new role.

Sincerely,

Cerecor Inc.

By: /s/ Michael Cola
Michael Cola
Chief Executive Officer

Consented to and agreed by:

By: /s/ Chris Sullivan	April 23, 2020
Christopher Sullivan	Date